UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 10, 2010
Date of Report (Date of earliest event reported)
BIOLASE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-19627 (Commission File Number)	87-0442441 (IRS Employer Identification Number)
4 Cromwell
Irvine, California 92618
(Address of principal executive offices) (Zip Code)
(949) 361-1200
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 10, 2010, a special committee of the board of directors (the “Board”) of Biolase Technology, Inc. (“Biolase” or the “Company”) consisting of all of its independent directors and David M. Mulder, Biolase’s Chief Executive Officer, unanimously voted to terminate and remove Federico Pignatelli from the office of President of the Company, effective immediately. A copy of the letter to Mr. Pignatelli informing him of his termination is attached hereto as Exhibit 99.1.
At the same time, George V. d’Arbeloff expressed his willingness to resign from the office of Chairman of the Board, and the special committee unanimously accepted his resignation. Mr. d’Arbeloff will remain as an independent director of the Board.
Mr. D’Arbeloff proposed that Mr. Mulder be elected to succeed him as the Chairman of the Board and to succeed Mr. Pignatelli as President, and the special committee unanimously made those elections. The special committee also acknowledged the desire to appoint a lead independent director on the Board in the near future.
Mr. Mulder has served as the Chief Executive Officer of the Company since March 5, 2009, and will continue in that office along with the Presidency and Chairmanship. The terms of Mr. Mulder’s employment with the Company will remain unchanged. Information disclosed in the Company’s proxy statement dated April 2, 2010 regarding Mr. Mulder is incorporated herein by reference.
Item 8.01 Other Events.
Mr. Pignatelli, in his prior capacity as President of the Company, sent a letter to the Secretary of the Company on June 4, 2010, which was subsequently revised and reissued on June 7, 2010, purporting to call a special meeting of the Company’s stockholders to be held at 11:00 a.m. Pacific Daylight Time on August 6, 2010. The special committee has issued a response to that letter which is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

99.1	Letter to Federico Pignatelli dated June 10, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLASE TECHNOLOGY, INC.
Date: June 10, 2010	By:	/s/ David M. Mulder
David M. Mulder
Chief Executive Officer, President & Chairman of the Board